Exhibit 10.15

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated March 21, 2007 and effective as of March 21, 2007 (“Effective Date”) is entered into by and among ECHO GLOBAL LOGISTICS INC., a Delaware Corporation, (“Purchaser”), SELECTRANS, LLC, a Nevada limited liability company,. (“Selectrans”), and each of DOUGLAS R. WAGGONER (“Doug”), ALLISON L. WAGGONER (“Allison”) and DARYL P. CHOL (“Daryl”) (collectively the “Owners” and collectively, except for Allison, and including Selectrans, the “Sellers”). Certain capitalized terms used herein shall have the meaning given such terms in Section 26 below.

RECITALS

A.                                        Prior to the consummation of the transactions contemplated under this Agreement, Selectrans is an Application Service Provider (“ASP”) engaged in the business of providing freight management, carrier integration data and software products with respect to or related to the use of “Shipkit”, its proprietary software product developed by the Sellers, and related services to companies that utilize the freight transportation industry (the “Business”);

B.                                          Collectively, the Owners as set forth on the Ownership Schedule attached hereto own all of the member interests in Selectrans, and each Owner is the sole owner of his or her member interest set forth next to such Owner’s name on the Ownership Schedule; and

C.                                          The Sellers wish to sell to Purchaser, and Purchaser wishes to purchase from the Sellers, the Purchased Assets, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiently of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.                                           Purchased Assets.   Upon the terms and subject to the conditions set forth in this Agreement, Selectrans hereby sells, conveys, assigns, transfers and delivers the Purchased Assets to Purchaser, and Purchaser hereby purchases the Purchased Assets from Selectrans, for the consideration and in accordance with the provisions of this Agreement. The Sellers hereby agree to take all actions necessary to effectuate the conveyance of the Purchased Assets from Selectrans to Purchaser. The term “Purchased Assets” shall mean each of the following, if any:

(a)                                    all customer contracts, sales materials, sales leads, and other sales related documentation and the right to pursue any types of sales orders related to the business (as listed on Schedule 1(a) attached hereto and incorporated herein);

(b)                                   all software, data, and related computer code of Selectrans, in all stages of development and preparation, websites, domain names and all intellectual property, including the copyright and trademark of “Shipkit” of Selectrans, including licenses thereof (as listed on Schedule 1(b) attached hereto and incorporated herein);

(c)                                    all rights and benefits that Selectrans may have under any and all agreements, purchase orders, forward commitments for works-in-progress, licenses, leases and other contracts and agreements, whether written or oral, express or implied, if any;

(d)                                   all rights to receive revenue from any users of Selectrans technology products and services and related services including “ShipKit” (the “Future Technology Revenue”) (as listed on Schedule 1(d) attached hereto and incorporated herein);

(e)                                  all furniture, fixtures and equipment of Selectrans, if any, (the “FF&E”) (as listed on Schedule 1(e) attached hereto and incorporated herein).

2.                                         Excluded Assets.   Notwithstanding the foregoing, Selectrans hereby retains ownership and other rights with respect to: (a) cash on hand of Selectrans (b) records and tax returns of Selectrans, and (c) all rights and property of Selectrans, if any, excluded under this Agreement or as set forth on Schedule 2 attached hereto and incorporated herein (collectively, the “Excluded Assets”).

3.                                         Assumed Liabilities.   No liabilities of any kind are assumed by Purchaser.

4.                                       Retained Liabilities.

All liabilities of Selectrans, including leased equipment and leaseholds, if any, (as set forth on Schedule 4 attached hereto and incorporated herein), other than the Assumed Liabilities (the “Retained Liabilities”) shall remain obligations of Selectrans and the Purchaser shall not assume any responsibility or liability in connection with the Retained Liabilities as a result of the execution of this Agreement or the consummation of the Transactions contemplated hereby. The Purchaser does not assume or agree to be liable for any Retained Liability, including without limitation, any obligations owed by Seller to any bank, governmental entity, or other creditor of any type, and any accounts payable of Seller.

5.                                         Initial Purchase Price.

(a)                                     The initial purchase price shall be paid and delivered at Closing by the Purchaser to Selectrans or its nominees for the sale, transfer and delivery of the Purchased Assets and the rights, benefits and obligations conferred upon the parties and undertaken by the parties under this Agreement, shall be paid and delivered such amounts and such Class A Common Shares set forth below (the “Initial Purchase Price”):

(i)                                     Three Hundred and Fifty thousand U.S. Dollars ($350,000), to be paid to Selectrans upon the date of execution of this Agreement (the “Initial Cash Portion”), by wire transfer of immediately available fund.

(ii)                                     one hundred and fifty thousand (150,000) shares of Echo Global Logistics, Inc. Class A Common Stock (“Initial Common Shares”).

(b)                                  The Initial Purchase Price will be allocated among the Purchased Assets (including the restrictive covenants set forth in Section 11), and the other consideration provided by the Sellers in accordance with the allocation set forth in Schedule 5(b). The Sellers and the Purchaser agree to report this transaction for all applicable income tax and other purposes in a manner consistent with such allocation.

6.                                         Additional Purchase Price.

(a)                                  For the purposes of this Section 6, the following terms shall have the meanings set forth below:

“Earn-Out Period” shall mean the period beginning on the Effective Date and ending three years following the Effective Date.

“Gross Revenue” shall be determined on an accrual basis and shall include all of the Future Technology Revenue charged to customers, including Selectans customers, during the Earn-Out Period from the sale or exploitation of the technology products and services transferred to Purchaser pursuant to this Agreement, including the ShipKit software, as such software may be modified or customized by Purchaser subsequent to the Effective Date. Gross Revenue also shall include the transaction fees from the exploitation of ShipKit by Purchaser, including all fees charged or which could have been charged when Purchaser offers ShipKit to any of its customers and such customer utilizes ShipKit, whether or not Purchaser charges the customer such transaction fees. Purchaser shall credit Gross Revenue for each transaction in the amount which is the actually charged to customer but not less than $2.50 per transaction, whether or not Purchaser charges its customers transaction fees. The Selectrans’ Standard Transaction Fees Pricing Schedule is attached as Schedule 6(a), which sets forth Selectrans suggested transaction fees. The Additional Purchase Price as defined in Section 6 shall only apply in instances where the Gross Revenue generated is from a Selectrans or Shopkit stand alone application, that is sold and priced in a stand alone manner. Additional Purchase Price shall not apply to revenue generated from Echo or Echo’s technology including in circustances where elements of Selectrans technology is embedded or adopted into Echo’s systems or software.

“Sales People” means each of Doug and Daryl.

(b)                                           In addition to the Initial Purchase Price payable on the date hereof, Doug and Daryl, collectively, on a 50%/50% basis each to Doug and Daryl, shall be paid and be delivered during the Earn-Out Period, as additional purchase price for the Purchased Assets (“the Additional Purchase Price”): (i) additional cash payments calculated in accordance with the definitions set forth in Section 6(a) equal to thirty-five percent (35%) of the Gross Revenue generated by the Business during the Eam-Out Period to be paid each quarter (the “Additional Cash Portion”), up to a maximum of $1,000,000 in the aggregate (the “Maximum Additional Cash Portion”) during over the entire Earn-Out Period, and (ii) if, under the terms of this Section 6, the Maximum Additional Cash Portion of $1,000,000 is owed to Selectrans, then at such time, as part of the Additional Purchase Price, Purchaser shall assign and deliver to Selectrans, or its nominee, the additional amount of 75,000 Class A Common Shares of Echo Global Logistics, Inc. (the “Additional Common Shares”).

(c)                                   Promptly following the end of each quarter during the Earn-Out Period and at the end of the Earn-Out Period, but in no event later than sixty (60) days following the end of each such period, the Purchaser shall prepare in good faith the computation of the Additional Purchase Price setting forth the Gross Revenue and the amount due Selectrans, all in reasonable detail (the “Additional Purchase Price Computation Statement” or “Statement”), together with all information requested by Selectrans to permit verification of the information set forth therein, to Selectrans for review. The Chief Financial Officer of the Purchaser shall certify to Selectrans that the information set forth in the Statement is true and correct. Purchaser shall also permit Selectrans and its representatives reasonable access to the books and records of Purchaser related to the Business to permit and enable Selectrans to verify the information provided by Purchaser.

(d)                                  Within thirty (30) days following receipt of the Statement, Selectrans shall deliver to the Purchaser a notice of objection (an “Objection Notice”) disputing the Statement or a notice of acceptance (an “Acceptance Notice”) accepting the Statement with respect to the determination by the Purchaser of the amounts of Additional Cash Portion and the Additional Common Shares. If an Acceptance Notice is delivered by Selectrans to the Purchaser within such thirty (30) day period, then the determination by the Purchaser shall be final and binding on the Sellers, and within fifteen (15) days thereafter, the amount of the Additional Cash Portion and the Additional Common Shares then due and owing to Selectrans shall be paid or delivered to Selectrans.

(e)                                   If an Objection Notice is delivered by Selectrans to the Purchaser within such thirty (30) day period, then except for amounts of the Additional Purchase Price set forth in the Statement not in dispute which shall be paid as hereinbefore provided, such disputed amounts set forth therein shall be resolved as follows:

(i)                                      Selectrans and Purchaser shall promptly endeavor to negotiate in good faith in an attempt to agree upon the amount of the Additional Cash Portion or the Additional Common Shares. In the event that a written agreement determining such amounts has not been reached within ten (10) business days after the date of receipt by the Purchaser from Selectrans of Selectrans’ Objection Notice thereto, the Purchaser shall suggest three reputable accounting firms with whom the Purchaser and its principals and the Sellers have no professional relationship to adjudicate the determination of the Additional Purchase Price, and Selectrans shall be permitted to choose one of these firms, which accounting firm shall serve as the arbiter for the dispute over the Additional Purchase Prices (the “Arbiter”). Upon the selection of the Arbiter, each of the Purchaser’s and Selectrans’ determination of the Additional Purchase Price shall be submitted to the Arbiter.

(ii)                                  The Arbiter shall be directed to render a written report on the unresolved disputed issues with respect to the Additional Purchase Price as promptly as practicable, and to resolve only those issues of dispute set forth in the Objection Notice. Selectrans and Purchaser shall each furnish to the Arbiter such work papers, schedules and other documents and information relating to the unresolved disputed issues as the Arbiter may reasonably request. The Arbiter shall establish the procedures it shall follow (including procedures regarding to the presentation of materials supporting each party’s position) giving due regard to the mutual intention of the Purchaser and Selectrans to resolve each of the disputed items and amounts as accurately, quickly, efficiently and inexpensively as possible. The resolution of the dispute and the calculation of the Additional Purchase Price shall be final and binding upon each party hereto.

(f)                                    Within fifteen (15) business days after final determination of the Additional Purchase Price, Purchaser shall pay the entire amount, as finally determined, by wire transfer of immediately available funds to an account designated in writing by Selectrans.

7.                                        Representations and Warranties of an Owner. Except for Allison who makes no representations or warranties whatsoever, each Owner, severally and not jointly, hereby represents and warrants to the Purchaser as follows:

(a)                                   Authority.   The Owner has full power, right and authority to enter into and perform his or her obligations under this Agreement and each of the Transaction Documents to which the Owner is a party, except as disclosed on Schedule 7(a).

(b)                                   Enforceability.   This Agreement and each of the Transaction Documents to which the Owner is a party has been duly executed and delivered by such Owner and is the valid and binding obligation of such Owner or Selectrans as the case may be and is enforceable against such Owner or Selectrans in accordance with its respective terms. To the best of Owner’s knowledge and belief, no permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other Persons are necessary in connection with the execution, delivery and performance by such Owner of this Agreement and the Transaction Documents to which such Owner is a party and the consummation by such Owner of the transactions contemplated hereby and thereby.

(c)                                    Transaction Not a Breach.   Neither the execution and delivery of this Agreement and the Transaction Documents by the Owner, nor the performance by such Owner of the transactions contemplated hereby or thereby will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of any contract, agreement, mortgage, or other instrument or obligation of any nature to which such Owner is a party or by which such Owner is bound.

8.                                        Representations and Warranties of the Sellers.   The Sellers hereby represent and warrant to the Purchaser as follows:

(a)                                   Authority.   Selectrans has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Selectrans of this Agreement and each of the Transaction Documents to which Selectrans is a party has been duly and properly authorized by all requisite action in accordance with applicable law and with the Operating Agreement of Selectrans, except as disclosed on Schedule 7(a).

(b)                                      Enforceability.   This Agreement and each of the Transaction Documents to which Selectrans is a party has been duly executed and delivered by Selectrans and is the valid and binding obligation of Selectrans and is enforceable against Selectrans in accordance with its respective terms. To the best of Sellers’ knowledge and belief, no permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other Persons are necessary in connection with the execution, delivery and performance by Selectrans of this Agreement and the Transaction Documents to which Selectrans is a party and the consummation by Selectrans of the transactions contemplated hereby and thereby,

(c)                                       Transaction Not a Breach.   Neither the execution and delivery of this Agreement and the Transaction Documents by Selectrans, nor the performance by Selectrans of the transactions contemplated hereby or thereby will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of this Agreement or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which Selectrans is a party or by which Selectrans is bound.

(d)                                      Title to Purchased Assets.   Selectrans has valid title to the Purchased Assets, free and clear of all liens claims or encumbrances.

9.                                         Representations and Warranties of the Purchaser.   The Purchaser hereby represents and warrants to the Sellers and Owners as follows:

(a)                                     Authorization.   Purchaser has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite limited liability company action in accordance with applicable law and with the corporate documents and authority of Purchaser.

(b)                                    Enforceability.   This Agreement and each of the Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and are the valid and binding obligation of Purchaser and are enforceable against Purchaser in accordance with their respective terms. No permits, approvals or consents of or notifications to (i) any governmental entities or (ii) any other Persons are necessary in connection with the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby or thereby.

(c)                                     Transaction Not a Breach.   The execution, delivery and performance of this Agreement and the Transaction Documents by Purchaser will not violate and conflict with, or result in the breach of any of the terms, conditions, or provisions of Purchaser’s Articles of Incorporation, Bylaws, or agreement or of any contract, agreement, mortgage, or other instrument or obligation of any nature to which Purchaser is a party or by which Purchaser is bound.

10.                               Deliveries.

(a)                                  Sellers’ Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Sellers are delivering to the Purchaser the following, all of which shall be deemed to be delivered simultaneously:

(i)                                      A Bill of Sale for the Purchased Assets, duly executed by each of the Sellers, in substantially the form attached hereto as Exhibit A (the “Bill of Sale”).

(ii)                                  Legal and actual possession of the Purchased Assets to the Purchaser, together with any keys, combinations, alarm systems and related codes and other rights of access required to take legal and actual possession of the Purchased Assets.

(iii)                               Such other documents of Sellers as may be necessary and proper to consummate the transactions set forth herein.

(iv)                              All source code and related technology documentation of Selectrans.

(b)                                 Purchaser Deliveries. In connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Purchaser is delivering to the Sellers and the Owners the following, all of which shall be deemed to be delivered simultaneously:

(i)                                     Payment of the Initial Cash Portion to Sellers and Owners;

(ii)                                  Delivery of certificates evidencing the transfer to Sellers of the Initial Common Shares allocated among Sellers in accordance with the written direction of Sellers to Purchaser.

(iii)                               Such other documents of Purchaser as may be necessary and proper to consummate the transactions set forth herein.

11.                           Noncompetition. Subject to the provisions of Schedule 11(i) of this Agreement as it relates to Daryl only, it is agreed as set forth herein.

(a)                                  Each Seller agrees and consents that there exists valid and sufficient consideration that during the Noncompetition Period (as defined below), such Seller will not, directly or indirectly, in any manner willfully (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise):

(i)                                         engage or participate in any other company or entity to the actual knowledge of Seller engaged in or planning to engage in the Business in the United States; or

(ii)                                  solicit, place, market, service, accept, aid, consult or do business with any customer or account of Selectrans that has done business with Selectrans within the past twelve months, with respect to the Business within the United States, except for the benefit of the Purchaser.

(b)                                  Each Seller agrees that during the Noncompetition Period, such Seller will not, directly or indirectly, in any manner willfully (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise), solicit for employment or other services or employ or engage as a consultant or otherwise any then current employee, supplier and/or vendor of the Purchaser.

(c)                                   At all times during the Noncompetition Period, each Seller agrees not to willfully disparage, denigrate or derogate in any way, directly or indirectly, the Purchaser or the Business. In addition, each Seller unconditionally agrees not to willfully take any action intended to disturb or disrupt the conduct of the Business by the Purchaser during the Noncompetition Period.

(d)                                  For purposes hereof, the “Noncompetition Period” shall mean the mean the three year period commencing on the Effective Date and ending on the third anniversary of the Effective Date.

(e)                                      Each of the covenants contained in this Section 11 shall terminate with respect to each and every Seller upon (A) the failure by Purchaser to make any material payment due and owing under this Agreement if such breach remains uncured for thirty (30) days following written notice thereof, provided that these covenants shall not terminate if Purchaser is contesting in good faith its obligation to make such payment, pursuant to a written notice to Sellers alleging a material breach hereunder and such breach remains uncured for thirty (30) days following such notice, or (B) (I) the voluntary filing of a petition under the bankruptcy code by Purchaser, (II) the filing of an involuntary bankruptcy petition against Purchaser, which petition is not dismissed within ninety days, (III) the Purchaser making an assignment for the benefit of its creditors.

(f)                                        Notwithstanding the foregoing, nothing in this Section 11 shall prevent any Seller from owning less than 1% of the equity of any corporation traded on any national, international, or regional stock exchange or in the over-the-counter market.

(g)                                     If any Seller breaches, or threatens to commit a breach of, any of the covenants set forth in this Section 11 (the “Restrictive Covenants”), the Purchaser shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, including immediate temporary injunctive relief without bond and without the necessity of showing actual monetary damages, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Purchaser and that money damages would not provide an adequate remedy to the Company, which right and remedy is in addition to, and not in lieu of, any other rights and remedies available to the Purchaser under law or in equity. Each Seller acknowledges that such Seller has means to support himself and his dependents other than by engaging in the Business, or a business similar to the Business, and the provisions of this Section 11 will not impair such ability, provided that the Purchaser employs Daryl as provided in this Agreement.

(h)                                 If any court of competent jurisdiction at any time deems the Restrictive Covenants, or any part hereof, unenforceable because of the duration or geographical scope of such provisions, the other provisions of this Section 11, will nevertheless stand and to the full extent consistent with law continue in full force and effect, and it is the intention and desire of the parties that the court treat any provisions of this Agreement which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable, and that the court enforce them to such extent.

(i)                                     If Daryl’s employment by the Purchaser is terminated by Purchaser at any time prior to the third anniversary of the Effective Date, then (i) the noncompetition covenant set forth in Section 1 l(a)(i) above that applies to all Sellers shall not apply to Daryl thereafter, and (ii) at such time Daryl shall be granted a non-exclusive, royalty free, perpetual license for use and exploit the ShipKit software, but not the tradename “ShipKit”, as modified, customized and existing on the later of the Effective Date, or if employed, then on the date of termination of Daryl’s employment, and such other terms and conditions set forth in Schedule 11(i) attached hereto and made a part hereof.

12.                                 Accounts Receivable. All payments and reimbursements made by any third party in the name of or to Selectrans in connection with or arising out of the Purchased Assets after the Closing Date shall be held by Selectrans in trust to the benefit of Purchaser and, promptly, and in any event within three (3) business days, upon receipt by Selectrans of any such payment or reimbursements, Selectrans shall forward to Purchaser the amount of such payment or reimbursement without right of set off, together with all corresponding notes and information received in connection therewith.

13.                                 Several and Not Joint Liability. Purchaser hereby agrees and acknowledges that any liability of a Seller in connection with this Agreement, whether with respect to a contingent claim, a tort claim, a breach of this Agreement, or otherwise, shall be several and not joint.

14.                                  Operation of Business during the Earn-Out Period.

(a)                                       During the Earn-Out Period, (i) Purchaser shall maintain the integrity of the Business for accounting purposes, so as to make the calculation of Additional Purchase Price feasible and verifiable; (ii) the Purchaser will use commercially reasonable efforts to maximize the Gross Revenue of the Business.

(b)                                      During the Earn-Out Period, Purchaser shall maintain and preserve the Business and its assets in accordance with ordinary business prudence and shall operate the Business in a commercially reasonable manner, and shall (i) not take any action to harm the goodwill and business relationships of the Business; (ii) comply with the undertakings set forth in Sections 6(g) and 6(h) above, and (iii) maintain the books and records relating to the Business in the usual and ordinary manner and in a manner that fairly and correctly reflects the Gross Revenue of the Business.

(c)                                       During the Earn-Out Period, if Purchaser either (i) acquires an existing customer of Selectrons listed on Schedule 1(a), or (ii) provides the ShipK.it software and services included in the Business to such customers without charge, then in each case then the gross revenue of such customer shall be calculated as if such customer had not been acquired or had been charged, and the entire amount of such gross revenue that would have been realized shall continue to be added to Gross Revenue in the calculation of the Additional Purchase Price, including both the Additional Cash Portion and the Maximum Additional Cash Portion, as if such customer had not been acquired by Purchaser.

15.                                  Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, but not limited to, any broker’s or finder’s fees) shall be paid by the party incurring such costs and expenses.

16.                                  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to the conflicts of law rules thereof.

17.                                  Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, but will not be assignable or delegable by any Seller, on the one hand, or the Purchaser, on the other hand, without the prior written consent of the other party hereto, provided, however, that the Purchaser shall be entitled to assign its rights and benefits hereto, without the consent of the Sellers (a) to an Affiliate of the Purchaser so long as the Affiliate assumes the Purchaser’s rights and obligations hereunder and (b) in connection with a sale of all or substantially all of Purchaser’s assets so long as the assignee assumes the Purchaser’s obligations hereunder, and provided further, that the Sellers and each of them and the Owners shall be entitled to assign their rights and benefits hereto, without the consent of the Purchaser (a) to and among the Sellers or their nominees, and (b) to an Affiliate of a Seller so long as the Affiliate assumes the Seller’s rights and obligations hereunder, and (c) in connection with a sale of all or substantially all of such Selectans’ assets or if Selectrans is merged into a successor entity, so long as the assignee assumes Selectrans’ obligations hereunder.

18.                                  Amendment and Waiver. This Agreement or any provision hereof, may be amended or waived; provided, that any such amendment or waiver will be binding on the parties hereto only if such amendment or waiver is set forth in a writing executed by the party or parties to be bound by such amendment or waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other breach of this Agreement or any of the documents, agreements and instruments executed in connection herewith or contemplated hereby.

19.                                  Counterparts. This Agreement may be executed in multiple counterparts, each of which shall have the force and effect of the original and such counterparts together shall constitute one and the same instrument. A facsimile signature shall be acceptable as an original for all purposes.

20.                                 Notices. All notices, consents and other communications to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) delivered by a recognized overnight courier service, or (c) sent by facsimile transmission with a confirmation copy sent by overnight courier, in each case, to the parties at the addresses and facsimile numbers as set forth below or at such other addresses and facsimile numbers as may be furnished in writing:

(i)                                     If to Selectrans, the Sellers, or the owners:

Selectrans Group, LLC

and

Daryl P. Chol

with a copy (which shall not constitute notice) to Daryl’s attorney:

Frederick Choi

and

Douglas R. Waggoner

with a copy (which shall not constitute notice) to Doug’s and Selectrans’ attorney:

Robert I. Wertheimer

Wertheimer & Zaluda

707 Skokie Boulevard

Suite 555

Northbrook, Illinois 60062

Fax: (847)480-5282

(ii)                                    If to the Purchaser:

Echo Global Logistics Inc.

600 West Chicago Avenue, Suite 830

Chicago, Illinois 60610

Fax 312.873.4365

Attention: President

Date of service of such notice shall be (x) the date such notice is personally delivered, (y) one (1) day after the date of delivery to the overnight courier if sent by overnight courier, or (z) the next succeeding business day after transmission by facsimile.

21.                                   No Third Party Beneficiaries; Entire Agreement. No person or entity who is not a party to this Agreement, including, but not limited to, any employee or former employee of Selectrans, shall be deemed to be a beneficiary of any provision of this Agreement, and no such person shall have any claim, cause of action, right or remedy pursuant to this Agreement. This Agreement, including the Exhibits and Schedules attached hereto (and any other instruments executed and delivered in connection herewith), and any other agreements required by this Agreement, embody the entire agreement and understanding of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes all prior discussions, negotiations, agreements and understandings (both written and oral) between the parties with respect to the transactions contemplated hereby that are not reflected or set forth in this Agreement, the Exhibits or the Schedules attached hereto and any other agreements required by this Agreement.

22.                                   Further Assurances. Each party hereto agrees to promptly execute and deliver all further instruments and documents and take all further action necessary or appropriate or that the other party may reasonably request in order to effect the purposes of this Agreement and the Transaction Documents.

23.                                   No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Agreement and the Schedules attached hereto, Purchaser acknowledges that no Selling Parties makes any other express or implied representation or warranty with respect to the Purchased Assets or the Business.

24.                                   No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

25.                                   Legal Counsel. By executing this Agreement, each of the Owners, the Sellers and the Purchaser acknowledge that each was advised to obtain their own separate attorney and other advisors in connection with this Agreement and the transactions contemplated hereby and that only their separate attorney is able to advise each party as to their individual best interests hereunder.

26.                                   Definitions: In addition to the other capitalized words and terms found elsewhere in this Agreement, the following capitalized terms shall mean as follows:

(a)                                   “Affiliate” shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). A reference to any party or Person in this Agreement includes such Persons that are Affiliates of that party or Person.

(b)                                  “Nominee” shall mean as to any party hereto, such Person or Persons that are designed as a nominee by such party.

(c)                                   “Purchaser” shall mean in addition to ECHO GLOBAL LOGISTICS, INC., any successor or assignee corporation or corporations into which or with which the Purchaser may be merged, changed or consolidated, any corporation the stock of which shall be exchanged or converted into the Common Stock of Purchaser, and any assignee of or successor to all or substantially all of the assets of the Purchaser.

(c)                                       “Purchase Price” shall mean the aggregate of both the Initial Purchase Price and the Additional Purchase Price.

(d)                                      “Person” or “Persons” shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, Nominee or an entity in a representative capacity.

(e)                                       “Transaction Documents” shall mean this Agreement, including the Schedules and Exhibits attached hereto (and any other instruments executed and delivered in connection herewith), and any other agreements required by this Agreement.

(f)                                         “Willfully” shall mean conduct that is an act or omission of a Seller or Purchaser that is willful, intentional, reckless or gross negligence, but shall not mean ordinary negligence.

27.                                    Books and Records. Sellers and Purchaser agree that each shall maintain their material books and records for at least three (3) years following the date hereof and retain them for at least two (2) years thereafter, and further, shall permit each of the other parties and their  representatives reasonable access upon reasonable notice to such books and records for any matter which such party has a reasonable and legitimate basis.

28.                                    Acknowledgement regarding Allison. The parties hereto acknowledge that Allison is executing this Agreement solely as a member of Selectrans, a limited liability company, without representation or warranty as to any matter contained herein and not individually. All parties covenant and agree that under no circumstances will Allison be sued or made a party to any litigation by any party hereto for any cause or matter arising under this Agreement, except as a necessary party and then solely as a member of Selectrans.

29.                                    Joinder of Spouses. Daryl is married. His spouse is not party to this Agreement. Her signature appearing on this Agreement are affixed for the sole and only purpose of indicating in writing their consent to the actions of her spouse with respect to this Agreement (statutorily required under the community property laws of the State of California). It is agreed that Daryl’s spouse is not subject to any duties, liabilities, or responsibilities with respect to this Agreement and shall not be made a party to any litigation for any cause or matter arising under this Agreement or related thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written. Each of the Owners, the Sellers and the Purchaser acknowledges that they have read and understood this Agreement, including, without limitation Section 25 hereof, and has either obtained its own independent counsel with respect to the transactions contemplated hereby, or waived its right to have counsel review this Agreement.

SELLERS:

SELECTRANS GROUP, LLC,
A Nevada limited liability company

By: Its members

/s/ Douglas R. Waggoner
Douglas R. Waggoner, as a member
and individually as a Seller

/s/ Allison L. Waggoner
Allison L. Waggoner, solely as a member

/s/ Daryl P.Chol
Daryl Chol, as a member and individually as a Seller

Date of execution: March 21, 2007

I am the spouse of Daryl Chol. I hereby approve and consent to my spouse’s entering into this contract.

/s/ Jacquelyn A.Chol
Jacquelyn A.Chol

PURCHASER:

ECHO GLOBAL LOGISTICS INC.,
a Delaware Corporation

By:	/s/ Orazia Buzza
Print Name:	Orazia Buzza
Its:	President
Date of Execution:March 22, 2007

OWNERS:
/s/ Douglas R. Waggoner
Douglas R. Waggoner

/s/ Allison L.Waggoner
Allison L.Waggoner

/s/ Daryl P. Chol
Daryl P. Chol

Date of execution: March 21, 2007